Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
	Ticker:	MSA (AMEX)
	Contacts:	Dennis L. Zeitler – (412) 967-3047
Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Reports Record Results for 2003

Global Safety Equipment Manufacturer Announces Sharp Increase in Quarter and Year-End Earnings

PITTSBURGH, March 2, 2004 – Mine Safety Appliances Company (AMEX: MSA) continued on a robust growth path in 2003 as the leading safety equipment manufacturer today reported record fourth quarter and full-year earnings. This performance was driven by strong demand for respiratory protection products in the U.S. fire service, military and homeland security markets, and in international markets.

Net sales for the fourth quarter of 2003 were $188,216,000, compared with $151,108,000 for the fourth quarter of 2002, an increase of 25 percent. Net income for the fourth quarter was $15,249,000, or $1.24 per share, compared with $11,816,000, or 97 cents per share, for the same period last year.

Net sales for the year ended December 31, 2003 were $696,473,000, compared with $564,426,000 in 2002, an increase of 23 percent. Net income for the year ended December 31, 2003 was $65,267,000, or $5.33 per share, compared with $35,077,000, or $2.88 per share, for the same period last year.

Net income from continuing operations for the fourth quarter of 2003 was $15,249,000, or $1.24 per share, compared with $10,269,000, or 84 cents per share, for the same quarter last year, an increase of 48 percent. Net income from continuing operations for the year ended December 31, 2003 was up 57 percent to $48,924,000, or $3.99 per share, compared with $31,213,000, or $2.56 per share, for 2002.

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In the third quarter of 2003, the company sold its Callery Chemical Division to BASF for an after-tax gain of $13,658,000. As a result, net income for the year ended December 31, 2003 of $65,267,000 includes this gain and $2,685,000 of net income associated with the discontinued operation.

“Several major initiatives implemented over the past three years have helped us generate increased sales and market share and gain new customers in key markets while reducing costs,” said John T. Ryan III, chairman and CEO. “Clearly the key drivers of growth for MSA have been consistent product demand from the fire service, homeland security and military sectors in the U.S. and from industrial customers outside of the U.S. and Europe. Underlying market demand, however, is only part of the equation. Our associates have a true passion for safety. Their efforts over the last number of years in developing innovative leading-edge products that meet customer needs, and our sales and marketing activities in reaching actual and potential customers, have helped to create a preference for MSA products. In turn, our operations people have done an exceptional job responding to this higher level of business.”

Mr. Ryan noted that fourth quarter and full year 2003 sales improved in all geographic segments. The most significant growth was in North America, where shipments of gas masks and protective helmets to homeland security and military markets were strong all year. Demand was also strong in the North American fire service market, leading to increased sales of MSA’s latest generations of breathing apparatus and thermal imaging cameras.

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Sales also grew in Europe, particularly in the MSA Gallet line of protective helmets for fire service and military markets. Strong business growth in other international markets reflect higher activity in the Asia Pacific and Latin American regions. Approximately half of the 2003 sales growth in Europe and other international markets was due to currency exchange benefits when stated in U.S. dollars.

Higher net income from continuing operations for the fourth quarter and full year 2003 reflect sales growth, favorable currency exchange gains, and a lower effective income tax rate. The company’s effective income tax rate reflects a $1.2 million one-time benefit related to an improved outlook regarding the utilization of foreign tax credits. Additionally, there were further benefits from the ongoing impact of tax planning efforts. Net income from continuing operations in the fourth quarter of 2003 also included an after-tax benefit of approximately $845,000 related to the favorable effect of a change in the vacation vesting policy for U.S. employees. Net income from continuing operations for the current year included a net after-tax benefit of $2.1 million related to the favorable effect of the vacation policy change of $3.3 million and the unfavorable effect of a change in standard shipping terms on sales to U.S. distributors of $1.2 million.

“It was an exciting and record year for the company,” Mr. Ryan said. “This leaves a challenge as to what we can do for an encore. While one cannot predict the future, many of the initiatives that we have pursued are continuing, and we feel positive about future product and market progress. The U.S. economy is expected to be favorable as this year progresses. While some military contracts in 2003 were exceptional, we have recently received additional military business. I am hopeful of the company making continued progress in 2004 in sales and earnings,” Mr. Ryan concluded.

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Certain statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect financial condition and future results include: global economic conditions; the impact of unforeseen economic and political changes, including the threat of terrorism and its potential consequences; the timely and successful introduction of new products; the availability of funding in fire service and homeland security markets; the ability of third party suppliers to provide key materials and components; liquidity; and interest and currency exchange rates.

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The results from operations for the three-month and twelve-month periods ended December 31 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net sales	$188,216	$151,108	$696,473	$564,426
Other income	(392)	175	1,724	2,271
Cost of products sold	109,070	88,532	408,219	331,215
Selling and administrative costs	47,005	37,877	170,081	140,924
Research and development	6,227	5,354	21,722	20,372
Depreciation, amortization and other costs	6,441	6,241	24,416	26,103

Income from continuing operations before income taxes	19,081	13,279	73,759	48,083
Provision for income taxes	3,832	3,010	24,835	16,870

Net income from continuing operations	15,249	10,269	48,924	31,213
Net income from discontinued operations	—	1,547	2,685	3,864
Gain on sale of discontinued operations – after tax	—	—	13,658	—

Net income	$15,249	$11,816	$65,267	$35,077

Basic earnings per share:
Continuing operations	$1.24	$.84	$3.99	$2.56
Discontinued operations	—	.13	1.34	.32

Net income	$1.24	$.97	5.33	$2.88

Diluted earnings per share:
Continuing operations	$1.21	$.83	$3.93	$2.54
Discontinued operations	—	.13	1.32	.31

Net income	$1.21	$.96	$5.25	$2.85

Average number of common shares outstanding (basic)	12,282,280	12,205,669	12,243,214	12,170,807

Note: On January 28, 2004, the Company’s common stock split 3-for-1. Per share and share amounts above are pre-split.

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